UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

Universal Security Instruments Inc.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

913821302
(CUSIP Number)

December 31, 2023
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒	Rule 13d-1(b)
☐	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 913821302	13G/A	Page 1 of 8 Pages

1.	NAME OF REPORTING PERSONS Auctus Fund, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 913821302	13G/A	Page 2 of 8 Pages

1.	NAME OF REPORTING PERSONS Auctus Fund Management LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IA, OO, HC

CUSIP No. 913821302	13G/A	Page 3 of 8 Pages

1.	NAME OF REPORTING PERSONS Alfred Sollami
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN, HC

CUSIP No. 913821302	13G/A	Page 4 of 8 Pages

1.	NAME OF REPORTING PERSONS Louis Posner
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN, HC

CUSIP No. 913821302	13G/A	Page 5 of 8 Pages

Item 1(a).	Name of Issuer:

University Security Instruments Inc. (the “Issuer”)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

11407 Cronhill Drive, Suite A

Owings Mills, MD 21117

Item 2(a).	Name of Persons Filing:

This statement is filed by the entities and persons listed below, who are collectively referred to herein as "Reporting Persons", with respect to the shares of Common Stock of the Company:

(i)	Auctus Fund, LLC

(ii)	Auctus Fund Management LLC

(iii)	Alfred Sollami

(iv)	Louis Posner

Item 2(b).	Address of Principal Business Office or, if none, Residence:

(i)	Auctus Fund, LLC

535 Boylston Street, 3rd Floor, Suite 301

Boston, MA 02116

(ii)	Auctus Fund Management LLC

535 Boylston Street, 3rd Floor, Suite 301

Boston, MA 02116

(iii)	Alfred Sollami

535 Boylston Street, 3rd Floor, Suite 301

Boston, MA 02116

(iv)	Louis Posner

535 Boylston Street, 3rd Floor, Suite 301

Boston, MA 02116

Item 2(c).	Citizenship:

(i)	Auctus Fund, LLC – DE

(ii)	Auctus Fund Management LLC – DE

(iii)	Alfred Sollami – USA

(iv)	Louis Posner – USA

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.01 per share (“Common Stock”)

Item 2(e).	CUSIP Number:

913821302

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

(e) [x] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E)

(g) [x] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

Item 4.	Ownership

(i)	Auctus Fund, LLC

(a)	Amount beneficially owned: 0

(b)	Percent of class: 0%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 0

(ii)	Auctus Fund Management, LLC

(a)	Amount beneficially owned: 0

(b)	Percent of class: 0%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 0

(iii)	Alfred Sollami

(a)	Amount beneficially owned: 0

(b)	Percent of class: 0%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 0

(iv)	Louis Posner

(a)	Amount beneficially owned: 0

(b)	Percent of class: 0%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 0
CUSIP No. 913821302	13G/A	Page 6 of 8 Pages

Item 5.

Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [ X ].

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person:
Not Applicable
Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
Not Applicable
Item 8.	Identification and Classification of Members of the Group:
Not Applicable
Item 9.	Notice of Dissolution of Group:
Not Applicable

Item 10.	Certifications:

Each of the Reporting Persons makes the following certification:

By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2024

Auctus Fund, LLC

By: Auctus Fund Management, LLC, its Managing Member

By: /s/ Alfred Sollami

Name: Alfred Sollami

Title: Managing Member

Auctus Fund Management LLC

By: /s/ Alfred Sollami

Name: Alfred Sollami

Title: Managing Member

Alfred Sollami

By: /s/ Alfred Sollami

Louis Posner

By: /s/ Louis Posner

CUSIP No. 913821302	13G/A	Page 7 of 8 Pages

EXHIBIT A

Joint Filing Agreement Pursuant to Rule 13d-1

This agreement is made pursuant to Rule 13d-l(k)(1) under the Securities Exchange Act of 1934, as amended (the "Act") by and among the parties listed below, each referenced to herein as a "Joint Filer". The Joint Filers agree that a statement of beneficial ownership as required by Sections 13(g) or 13(d) of the Act and the rules thereunder may be filed on each of his, her or its behalf on Schedule 13G or Schedule 13D, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1(k).

Dated: February 14, 2024

Auctus Fund, LLC

By: Auctus Fund Management, LLC, its Managing Member

By: /s/ Alfred Sollami

Name: Alfred Sollami

Title: Managing Member

Auctus Fund Management LLC

By: /s/ Alfred Sollami

Name: Alfred Sollami

Title: Managing Member

Alfred Sollami

By: /s/ Alfred Sollami

Louis Posner

By: /s/ Louis Posner

CUSIP No. 913821302	13G/A	Page 8 of 8 Pages